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As filed with the Securities and Exchange Commission on January 25, 2001

Registration No. 333-53306

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

DNA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	77-0490090
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DNA Sciences, Inc.
6540 Kaiser Drive
Fremont, CA 94555
(510) 494-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Hugh Y. Rienhoff, Jr., M.D.
Chairman of the Board and Chief Executive Officer
DNA Sciences, Inc.
6540 Kaiser Drive
Fremont, CA 94555
(510) 494-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Jones, Esq. Laura A. Berezin, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Phone: (650) 843-5000 Facsimile: (650) 849-7400	Thomas W. Christopher, Esq. Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, NY 10004 Phone: (212) 859-8000 Facsimile: (212) 859-4000

Approximate date of commencement of proposed sale to the public:
As soon as possible after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

    This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table lists the costs and expenses, other than underwriting discounts and commissions, which we expect to incur in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market fee, the amounts listed below are estimates:

SEC Registration Fee	$31,250
NASD filing fee	$13,000
Nasdaq National Market Listing application fee	$95,000
Legal fees and expenses	$700,000
Blue sky fees and expenses	$5,000
Accounting fees and expenses	$400,000
Printing and engraving expenses	$250,000
Transfer agent and registrar fees	$10,000
Miscellaneous expenses	$95,750

Total	$1,600,000

Item 14. Indemnification of Directors and Officers.

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We intend to enter into indemnification agreements with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DNA Sciences, Inc. arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of DNA Sciences, Inc., our directors, our officers who sign the registration statement, and our controlling persons for some liability arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

    The following sets forth information regarding securities sold by the Registrant since inception:

    1.  In March 1999 and January 2000, we issued an aggregate of 8,283,000 shares of Series A preferred stock to 14 accredited investors at $2.00 per share, of which 2,250,000 shares were sold to an entity related to one of our directors.

    2.  In March 2000, we issued 7,099,006 shares of Series B preferred stock to 19 accredited investors at $7.50 per share, of which 4,333,336 shares were sold to nine of our executive officers and/or directors (and related entities).

    3.  In April 2000, we issued a warrant to purchase 200,000 shares of Series B preferred stock to an accredited investor, at an exercise price of $7.50 per share.

    4.  In August 2000, we issued a warrant to purchase 10,000 shares of common stock to an accredited investor, at an exercise price of $7.50 per share.

    5.  In October 2000, we issued two warrants to purchase an aggregate of 54,000 shares of Series B preferred stock at an exercise price of $7.50 per share to a consultant.

    6.  In December 2000, we issued 2,683,343 shares of Series C preferred stock to 20 accredited investors at $10.15 per share, of which 394,087 shares were sold to three of our executive officers and/or directors (and related entities).

    7.  In December 2000, we issued 438,565 shares of Series C-1 preferred stock to one corporate accredited investor at $10.15 per share.

    8.  In December 2000, we issued 2,597,100 shares of Series D preferred stock at a fair value of $14.37 per share to two accredited investors and 6,306 shares of common stock at a fair value of $2.05 per share to two accredited investors and two non-accredited investors. These shares were issued in connection with our acquisition of PPGx, Inc.

    9.  Between January 1999 and February 2000, we issued and sold an aggregate of 4,008,000 shares of common stock at prices ranging from $0.0005 to $0.20 per share to employees and consultants pursuant to restricted stock agreements.

    10. Between July 1998 and December 2000, we granted options to purchase an aggregate of 5,679,824 shares of common stock at exercise prices ranging from $0.20 to $2.05 per share with a weighted exercise price of $0.93 per share.

    The sales and issuances of common stock made pursuant to the exercise of stock options under the 2000 Equity Incentive Plan and restricted stock purchase agremeents to our officers, directors, employees and consultants as described in paragraph 9 above were made in reliance on Rule 701 promulgated under the Securities Act. With respect to the grant of stock options in paragraph 10, an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as term is used in Section 2(3) of Securities Act.

    The sales and issuances of securities in the transactions described in paragraphs 1 through 8 above were made in reliance on Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the us that the shares were being acquired for investment and not with a view to distribution.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.1*	Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering.
3.3*	Amended and Restated Bylaws of the Registrant.
4.1*	Specimen Common Stock Certificate.
4.2**	Form of Warrant to Purchase Series B Preferred Stock.
5.1*	Opinion of Cooley Godward LLP.
10.1**	Amended and Restated Investor Rights Agreement, dated December 22, 2000, between the Registrant and the investors listed therein.
10.2**	2001 Equity Incentive Plan.
10.3**	2001 Employee Stock Purchase Plan.
10.4**	2001 Non-Employee Directors' Plan.
10.5†	Amended and Restated Research, Development and Commercialization Agreement between the Registrant and Amersham Pharmacia Biotech Inc., dated January 24, 2001.
10.6†	Collaboration Agreement between the Registrant and Healtheon/WebMD, as amended, dated March 16, 2000.
10.7†	Master Agreement between the Registrant and the University of Utah, dated December 29, 2000.
10.8†	Amended and Restated Distributor Agreement between PPGx, Inc. and PPD Pharmaco, Inc., dated December 22, 2000.
10.9**	Security Agreement and Promissory Note between the Registrant and Dr. Hugh Rienhoff, dated April 12, 1999.
10.10**	Security Agreement and Promissory Note between the Registrant and Dr. Hugh Rienhoff, dated January 24, 2000.
10.11**	Security Agreement and Promissory Note between the Registrant and Dr. Gregory Went, dated December 22, 1999.
10.12**	Security Agreement and Promissory Note between the Registrant and Dr. Gregory Went, dated November 30, 1999.
10.13**	Security Agreement and Promissory Note between the Registrant and Steven Lehrer, dated December 30, 1999.
10.14**	Security Agreement and Promissory Note between the Registrant and Steven Lehrer, dated December 30, 1999.
10.15**	Pledge Agreement and Full Recourse Secured Promissory Note between the Registrant and Dr. Ray White, dated July 27, 2000.
10.16**	Employment Agreement between the Registrant and Dr. Hugh Rienhoff dated March 9, 1999.
10.17**	Agreement and Plan of Merger and Reorganization among the Registrant, PIPO Acquisition Corp. and PPGx, Inc., dated December 17, 2000, as amended.
23.1**	Consent of Ernst & Young, independent public accountants.
23.2**	Consent of Ernst & Young, independent public accountants.
23.3*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1**	Power of Attorney.

*
To be filed by amendment.
**
Previously filed.
†
Confidential treatment has been requested with respect to a portion of this Exhibit.

  (b)
  Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

    We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DNA Sciences pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of DNA Sciences in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on this 25th day of January, 2001.

DNA SCIENCES, INC.

By:
/s/ HUGH RIENHOFF Hugh Y. Rienhoff, Jr., M.D. Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ HUGH RIENHOFF Hugh Y. Rienhoff, Jr., M.D.	Chairman and Chief Excutive Officer (Principal Executive Officer)	January 25, 2001
/s/ SUSAN BERLAND Susan Berland	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2001
* Brian Atwood	Director	January 25, 2001
* Walter Burlock	Director	January 25, 2001
* James Clark, Ph.D.	Director	January 25, 2001
* James D. Watson, Ph.D.	Director	January 25, 2001
*By:	/s/ HUGH RIENHOFF Hugh Y. Rienhoff, Jr., M.D. Attorney-in-Fact	January 25, 2001

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering.
3.3*	Amended and Restated Bylaws of the Registrant.
4.1*	Specimen Common Stock Certificate.
4.2**	Form of Warrant to Purchase Series B Preferred Stock.
5.1*	Opinion of Cooley Godward LLP.
10.1**	Amended and Restated Investor Rights Agreement, dated December 22, 2000, between the Registrant and the investors listed therein.
10.2**	2001 Equity Incentive Plan.
10.3**	2001 Employee Stock Purchase Plan.
10.4**	2001 Non-Employee Directors' Plan.
10.5†	Amended and Restated Research, Development and Commercialization Agreement between the Registrant and Amersham Pharmacia Biotech Inc., dated January 24, 2001.
10.6†	Collaboration Agreement between the Registrant and Healtheon/WebMD, as amended, dated March 16, 2000.
10.7†	Master Agreement between the Registrant and the University of Utah, dated December 29, 2000.
10.8†	Amended and Restated Distributor Agreement between PPGx, Inc. and PPD Pharmaco, Inc., dated December 22, 2000.
10.9**	Security Agreement and Promissory Note between the Registrant and Dr. Hugh Rienhoff, dated April 12, 1999.
10.10**	Security Agreement and Promissory Note between the Registrant and Dr. Hugh Rienhoff, dated January 24, 2000.
10.11**	Security Agreement and Promissory Note between the Registrant and Dr. Gregory Went, dated December 22, 1999.
10.12**	Security Agreement and Promissory Note between the Registrant and Dr. Gregory Went, dated November 30, 1999.
10.13**	Security Agreement and Promissory Note between the Registrant and Steven Lehrer, dated December 30, 1999.
10.14**	Security Agreement and Promissory Note between the Registrant and Steven Lehrer, dated December 30, 1999.
10.15**	Pledge Agreement and Full Recourse Secured Promissory Note between the Registrant and Dr. Ray White, dated July 27, 2000.
10.16**	Employment Agreement between the Registrant and Dr. Hugh Rienhoff dated March 9, 1999.
10.17**	Agreement and Plan of Merger and Reorganization among the Registrant, PIPO Acquisition Corp. and PPGx, Inc., dated December 17, 2000, as amended.
23.1**	Consent of Ernst & Young, independent public accountants.
23.2**	Consent of Ernst & Young, independent public accountants.
23.3*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1**	Power of Attorney.

*
To be filed by amendment.
**
Previously filed.
†
Confidential treatment has been requested with respect to a portion of this Exhibit.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX